Exhibit 99.2

Avocent Announces Estimated Revenues for Fourth Quarter 2007

Expected Revenue Growth Rate for 2008 Remains at 10% – 11%

HUNTSVILLE, Ala.--(BUSINESS WIRE)--Avocent Corporation (NASDAQ: AVCT) announced today that it expects fourth quarter revenues to be within a range of $155 million to $157 million compared with $164.9 million(a) reported in the fourth quarter of 2006.

“We experienced strong sales of Management Systems Division’s branded products in Europe and Asia and record sales at our LANDesk Division,” stated John R. Cooper, chairman and chief executive officer of Avocent Corporation. “However, these results were not enough to offset lower sales of our Management Systems Division’s branded products in North America.”

“We expect the LANDesk Division’s bookings to increase 17% to 20% from the fourth quarter of 2006 to approximately $37 million to $38 million and its revenues to be between $30 million and $32 million. We expect the Management Systems Division’s revenues to decline approximately 11% from the fourth quarter of 2006 to approximately $119 million in the fourth quarter of 2007.

“The Management Systems Division experienced several deferred orders and lower IT investment activity in certain sectors of our large enterprise customer base in the United States during the fourth quarter, including slower sales to financial services companies,” continued Mr. Cooper. “We believe some customers delayed projects as they are taking additional time to contemplate industry developments and to assess macroeconomic factors. These factors were not apparent in our international sales where we experienced solid growth in Europe and Asia. As we have previously discussed, we also worked with key distributors in the US to reduce the level of inventories of our products held by them at the end of the fourth quarter.

“LANDesk achieved its highest ever bookings in the fourth quarter with much of the growth coming from increased sales of subscription-based products and higher international sales. We will provide more detailed information regarding the quarter’s results and our outlook for the first quarter when we issue our full fourth quarter’s results later this month. We reaffirm our previously provided revenue growth rate expectations of 10% – 11% for 2008, absent any significant macroeconomic weakening,” concluded Mr. Cooper.

Avocent will provide an on-line, real-time webcast and conference call on Monday, January 7, 2008 at 9:00 a.m. Central time to answer questions regarding this release. The live broadcast will be available on-line at www.avocent.com as well as at www.investorcalendar.com. The on-line replay will follow immediately and continue for 30 days.

Avocent expects to announce its fourth quarter results on January 24, 2008. Avocent will host a conference call and webcast on that date to discuss the quarter’s results in more detail.

(a) Note - Operational revenue of $166.1 million was reported in the fourth quarter of 2006, which includes $1.2 million of additional revenue that would have been recorded by LANDesk had they not been acquired by Avocent. At the acquisition, LANDesk deferred revenue was reduced to estimated fair value pursuant to purchase accounting under GAAP, which reduced amortization of deferred revenue in future periods (ending in the third quarter of 2007). The deferred revenue reduction was not a factor for the fourth quarter of 2007.

About Avocent Corporation

Avocent delivers IT operations and infrastructure management solutions for enterprises worldwide, helping customers to reduce costs and simplify complex IT environments via integrated, centralized in-band and out-of-band hardware and software. Through LANDesk, Avocent also is a leading provider of systems, security, and process management solutions. Additional information is available at: www.avocent.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding our expectation regarding the final revenue results for the fourth quarter of 2007 for Avocent and its divisions, the expected announcement date of our fourth quarter results, and our growth rate expectations for 2008. These forward-looking statements are subject to risks and uncertainties that could cause the final results for the four quarter of 2007 and our guidance for 2008 to differ materially from the statements set forth above, including the risks associated with general economic conditions, risks associated with final review of the results for the quarter and preparation of quarterly financial statements, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

CONTACT:
Avocent Corporation
Edward H. Blankenship, 256-217-1301
Senior Vice President of Finance
and Chief Financial Officer